Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 12, 2010, except for Note J, as to which the date is April 13, 2010, accompanying the financial statements and schedule of SPS Commerce, Inc. contained in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-163476) and Prospectus. We consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the aforementioned report in Amendment No. 7 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
April 22, 2010